Exhibit 99.1

LIBERTY GLOBAL ACQUIRES 4.92% INTEREST IN VODAFONE

CEO Mike Fries calls stake an “opportunistic and financial investment”

Denver, Colorado – February 13, 2023

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) announced today that it has acquired 1,335 million shares in Vodafone Group PLC ("Vodafone") representing 4.92% of the outstanding share capital (excluding treasury shares). The transaction was principally funded through an attractive non-recourse financing, requiring equity funding from Liberty Global of approximately £225 million.

Mike Fries, CEO of Liberty Global, commented, “We believe, like many others, that Vodafone’s current share price does not reflect the underlying long-term value of their operating businesses, or their announced consolidation and infrastructure opportunities. We continue to remain disciplined about our capital and fully expect that the equity used to fund this investment will be replenished with the sale of certain non-core assets over time.”

No regulatory approvals are required for an investment at this level and Liberty Global does not intend to seek board representation at Vodafone.

The investment in Vodafone is part of Liberty Global’s investment portfolio of more than 75 companies and funds across content, technology, and infrastructure, including stakes in companies such as ITV, Televisa Univision, AtlasEdge, Plume, and the Formula E racing series.

Liberty Global confirms that it is not considering an offer for Vodafone. This is a statement to which Rule 2.8 of the UK Takeover Code (the "Code") applies.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. We deliver next-generation products through advanced fiber and 5G networks, and currently provide over 86 million fixed and mobile connections* across Europe and the United Kingdom. Our businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Through our substantial scale and commitment to innovation, we are building Tomorrow’s Connections Today, investing in the infrastructure and platforms that empower our customers to make the most of the digital revolution, while deploying the advanced technologies that nations and economies need to thrive.

Our consolidated businesses generate annual revenue of more than $7.5 billion, while the VodafoneZiggo JV and the VMO2 JV generate combined annual revenue of more than $19 billion.**

Liberty has an investment portfolio of more than 75 companies and funds across content, technology, and infrastructure, including stakes in companies such as ITV, Televisa Univision, AtlasEdge, Plume, and the Formula E racing series.

* Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile subscribers of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

** Revenue figures above are provided based on full year 2021 Liberty Global consolidated results (excluding revenue from the U.K. JV Entities) and the combined as reported full year 2021 results for the VodafoneZiggo JV and estimated U.S. GAAP full year 2021 results for the VMO2 JV. For more information, please visit www.libertyglobal.com.

Rule 2.8 of the Code Notes
Pursuant to Rule 2.8, Liberty Global is prohibited from announcing an offer or possible offer for Vodafone and from taking certain other actions as set out in Rule 2.8 for a period of six months (save in the limited circumstances set out below). Although Liberty Global does not intend to make an offer for Vodafone, for the purposes of Note 2 on Rule 2.8 of the Code, Liberty Global and any person(s) acting in concert with it reserve the right to set the restrictions in Rule 2.8 aside in the following circumstances:
a. with the agreement of the board of Vodafone;
b. following the announcement of a firm intention to make an offer for Vodafone by or on behalf of a third party;
c. following the announcement of a possible offer for Vodafone by or on behalf of a third party;

d. following the announcement by Vodafone of a Rule 9 waiver proposal (as described in Note 1 of the Notes on Dispensations from Rule 9 of the Code) or a reverse takeover (as defined in the Code); or
e. where the Panel on Takeovers and Mergers has determined that there has been a material change of circumstances.

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